Exhibit 99.1


                       [GRAPHIC OMITTED][GRAPHIC OMITTED]


CONTACTS: Richard M. Ubinger                                June Filingeri
          Vice President of Finance,                        President
          Chief Financial Officer and Treasurer             Comm-Partners LLC
          (412) 257-7606                                    (203) 972-0186


FOR IMMEDIATE RELEASE
---------------------

        UNIVERSAL STAINLESS REPORTS 2008 FOURTH QUARTER AND YEAR RESULTS
        - FOURTH QUARTER DILUTED EPS IS $0.18 ON SALES OF $57.1 MILLION -
     - FULL YEAR SALES ARE RECORD $235.1 MILLION WITH DILUTED EPS OF $2.05 -
            - OPERATING CASH FLOW WAS $5.8 MILLION FOR FOURTH QUARTER
                          AND $17.7 MILLION FOR 2008 -

     BRIDGEVILLE, PA, JANUARY 29, 2009 - UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC. (NASDAQ: USAP) reported today that sales for the fourth quarter of 2008 rose 15% to $57.1 million compared with $49.6 million in the fourth quarter of 2007. Net income for the fourth quarter of 2008 was $1.2 million, or $0.18 per diluted share, compared with $4.4 million, or $0.65 per diluted share in the fourth quarter of 2007.

     Sales for the 2008 fourth quarter exceeded the Company's forecast of $45 to $55 million while EPS was in line with recent Company guidance of breakeven to $0.15, excluding import duties. For full year 2008, sales were a record $235.1 million while net income was $13.9 million, or $2.05 per diluted share, compared with sales of $229.9 million and net income of $22.5 million, or $3.32 per diluted share, in 2007. Import duties received in the 2008 and 2007 fourth quarters were $599,000 and $586,000, respectively.

     Nickel and other commodity prices declined substantially in the fourth quarter of 2008 resulting in a charge related to an increase in inventory reserves of $807,000 (equivalent to $0.08 per dilute share) with $422,000 attributable to the Universal Stainless segment and $385,000 to the Dunkirk segment. The Company's tax rate for 2008 was 29.9% compared to 32.7% in 2007 due to the impact of lower income levels on the Company's permanent tax deductions and favorable adjustments to state income tax provisions. The benefit of this rate change in comparison to the 2007 fourth quarter and full year was equivalent to $0.05 and $0.08 per diluted share, respectively.

     Cash flow from operations was $5.8 million for the 2008 fourth quarter and $17.7 million for the full year. Capital expenditures were $3.3 million and $12.9 million for those periods, respectively. The 2008 capital expenditures included the completion of a new high temperature annealing facility in Dunkirk, the addition of annealing and finishing equipment in Bridgeville and the relocation of the Company's round bar facility to Dunkirk, for which the remaining expense of $248,000 was recognized in the 2008 fourth quarter. At December 31, 2008, the Company had cash of $14.8 million, working capital of $94.8 million and long-term debt of $1.0 million. Accounts receivable at the end of the 2008 fourth quarter remained in line with the 2008 third quarter while inventories were down $7.2 million from the previous quarter.

     President and CEO Dennis Oates commented: "Our 15% increase in sales over the fourth quarter of 2007 on a 19% increase in tons shipped was fueled by a 136% increase in shipments to forgers destined for the global power generation markets. With the exception of aerospace, our sales increased to all end markets compared to the 2007 fourth quarter. Our aerospace sales declined 5% as service centers sharply reduced buying activity amid falling commodity prices, the lingering effect of the Boeing work stoppage, and deteriorating economic and credit conditions. In total, our sales to service centers declined 21% from the 2007 fourth quarter, with the greatest impact on our Dunkirk segment, where service centers are the main customer group."

     Mr. Oates continued: "Sales and gross profit margins were adversely affected by the rapid, unprecedented decline in raw material prices and the resulting timing imbalance between surcharges and raw material costs incurred."

     Mr. Oates concluded: "There is no doubt that current business conditions are very challenging. We are focused on moving forward despite current conditions. Providing unparalleled customer service levels is crucial in this environment and we are increasing the intensity of our efforts to do so by making significant investments in our facilities, including the $13 million melt shop upgrade we announced separately today. We are optimistic about our long-term potential, while prudently planning for the contingencies and opportunities that may present themselves in the shorter term."

SEGMENT REVIEW
--------------

     For the fourth quarter of 2008, the UNIVERSAL STAINLESS & ALLOY PRODUCTS SEGMENT had sales of $53.1 million and operating income of $1.9 million, yielding an operating margin of 3%. In the fourth quarter of 2007, sales were $43.4 million and operating income was $3.2 million, or 7% of sales. In the third quarter of 2008, sales were $52.2 million and operating income was $3.3 million, or 6% of sales.

     Segment sales rose 22% from the fourth quarter of 2007 primarily due to a 17% increase in tons shipped and the effect of base sales price increases announced earlier in 2008. Increased shipments to forgers, which more than doubled over the fourth quarter of 2007 due to strong demand for semi-finished power generation products, were partially offset by declines in all other customer categories.

     Segment sales increased 2% over the third quarter of 2008 while tons shipped increased 8%. Higher shipments to forgers, rerollers and of bar products to service centers offset lower shipments of tool steel plate to service centers.

     The DUNKIRK SPECIALTY STEEL SEGMENT reported sales of $11.4 million and an operating loss of $1.3 million for the fourth quarter of 2008. This included a $248,000 charge related to the relocation of the round bar finishing line to Dunkirk from Bridgeville. In the fourth quarter of 2007, sales were $18.7 million and operating income was $2.2 million, or 12% of sales. In the third quarter of 2008, sales were $16.9 million while Dunkirk incurred an operating loss of $172,000, which included a $586,000 charge for the round bar finishing line relocation project. Before giving effect to the relocation charge, Dunkirk's operating income was $414,000 for the third quarter of 2008, resulting in an operating margin of 2%.

     Dunkirk's sales declined 39% while tons shipped decreased 35% compared with the fourth quarter of 2007 reflecting lower shipments to service centers and OEMs and lower surcharges on products shipped. The lower shipment volume and lower surcharges combined with high raw material costs due to the timing of procurement as well as the effect of the inventory charge led to the operating loss in the fourth quarter of 2008.

     Dunkirk's sales decreased 33% and tons shipped decreased 28% compared with the third quarter of 2008 mainly due to lower shipments of service centers and lower surcharges.

BUSINESS OUTLOOK
----------------

     The Company currently estimates that sales for the first quarter of 2009 will range from $32 to $42 million and that diluted EPS will range from breakeven to $0.10. In the first quarter of 2008, sales were $56.8 million and diluted EPS was $0.70. Approximately $6-8 million of the decline in sales from the 2008 first quarter is a result of lower surcharges anticipated in the first quarter of 2009.

     The following factors were considered in developing the estimates for the first quarter of 2009:

o The Company's total backlog at December 31, 2008 was $75 million compared with $101 million at September 30, 2008. The Company's current backlog mainly consists of semi-finished products for rerollers and forgers and tool steel plate for service centers.

o    The Company's forecast is based on average December raw material costs.

o    A two-week  melt shop  outage  planned  for March  2009 to install  certain equipment is not expected to have a material impact on first quarter shipments. The Company's outlook includes approximately $300,000 of expenses related to the outage.

WEBCAST
-------

     A simultaneous Webcast of the Company's conference call discussing the fourth quarter of 2008 and the first quarter 2009 outlook, scheduled at 10:00 a.m. (Eastern) today, will be available on the Company's website at www.univstainless.com, and thereafter archived on the website.


ABOUT UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.
------------------------------------------------

     Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, Pa., manufactures and markets a broad line of semi-finished and finished specialty steels, including stainless steel, tool steel and certain other alloyed steels. The Company's products are sold to rerollers, forgers, service centers, original equipment manufacturers and wire redrawers. More information is available at www.univstainless.com.

FORWARD-LOOKING INFORMATION SAFE HARBOR
---------------------------------------

EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THE STATEMENTS IN THIS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT ARE MADE PURSUANT TO THE "SAFE HARBOR" PROVISION OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES THAT MAY CAUSE THE COMPANY'S ACTUAL RESULTS IN FUTURE PERIODS TO DIFFER MATERIALLY FROM FORECASTED RESULTS. THOSE RISKS INCLUDE, AMONG OTHERS, RISKS ASSOCIATED WITH THE RECEIPT, PRICING AND TIMING OF FUTURE CUSTOMER ORDERS, RISKS ASSOCIATED WITH SIGNIFICANT FLUCTUATIONS THAT MAY OCCUR IN RAW MATERIAL AND ENERGY PRICES, RISKS ASSOCIATED WITH THE MANUFACTURING PROCESS, LABOR AND PRODUCTION YIELDS, RISKS RELATED TO PROPERTY, PLANT AND EQUIPMENT, AND RISKS RELATED TO THE ULTIMATE OUTCOME OF THE COMPANY'S CURRENT AND FUTURE LITIGATION AND REGULATORY MATTERS. THE COMPANY'S ACTUAL RESULTS IN FUTURE PERIODS ALSO MAY BE IMPACTED BY VARIOUS ECONOMIC AND MARKET RISK AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. CERTAIN OF THESE RISKS AND OTHER RISKS ARE DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION
(SEC) OVER THE LAST 12 MONTHS, COPIES OF WHICH ARE AVAILABLE FROM THE SEC OR MAY BE OBTAINED UPON REQUEST FROM THE COMPANY.

                               - TABLES FOLLOW -


                         UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.
                                    FINANCIAL HIGHLIGHTS
                    (Dollars in thousands, except per share information)
                                         (Unaudited)

                            CONSOLIDATED STATEMENT OF OPERATIONS

                                              For the Quarter Ended            For the Year Ended
                                                    December 31,                   December 31,
                                                2008         2007              2008           2007
                                                ----         ----              ----           ----
     NET SALES

Stainless steel                            $   44,339    $   34,020      $   172,222     $   164,228
Tool steel                                      7,887         7,297           39,046          28,119
High-strength low alloy steel                   2,427         6,080           11,936          25,892
High-temperature alloy steel                    1,678         1,580            7,931           9,317
Conversion services                               427           584            1,941           2,011
Other                                             382            72            2,030             369
                                              -------       -------         --------        --------
    Total net sales                            57,140        49,633          235,106         229,936
Cost of products sold                          54,092        41,154          204,929         184,491
Selling and administrative expenses             2,524         3,087           11,085          12,038
                                              -------       -------         --------        --------
    Operating income                              524         5,392           19,092          33,407
Interest expense                                  (24)         (128)            (105)           (731)
Other income                                      694           740              911             776
                                              -------       -------         --------        --------
    Income before taxes                         1,194         6,004           19,898          33,452
Income tax (benefit) provision                    (37)        1,616            5,948          10,948
                                              -------       -------         --------        --------
    Net income                             $    1,231    $    4,388      $    13,950     $    22,504
                                              =======       =======         ========        ========

Earnings per share - Basic                 $     0.18    $     0.66      $      2.08     $      3.39
                                              =======       =======         ========        ========
Earnings per share - Diluted               $     0.18    $     0.65      $      2.05     $      3.32
                                              =======       =======         ========        ========

Weighted average shares of
Common Stock outstanding
    Basic                                   6,727,727     6,656,783        6,706,535       6,644,374
    Diluted                                 6,781,712     6,780,808        6,801,203       6,774,924


                                MARKET SEGMENT INFORMATION

                                              For the Quarter Ended            For the Year Ended
                                                   December 31,                    December 31,
                                                2008         2007              2008           2007
                                                ----         ----              ----           ----
     NET SALES

Service centers                            $   20,979    $   26,582      $   110,889      $  119,736
Forgers                                        18,092         7,541           52,551          47,711
Rerollers                                      11,649         8,957           41,660          35,006
Original equipment manufacturers                3,968         4,418           18,955          18,287
Wire redrawers                                  1,662         1,506            7,129           6,843
Conversion services                               427           584            1,941           2,011
Other                                             363            45            1,981             342
                                              -------       -------         --------        --------
    Total net sales                        $   57,140    $   49,633      $   235,106      $  229,936
                                              =======       =======         ========        ========

Tons shipped                                   11,681         9,788           45,679          43,644
                                              =======       =======         ========        ========




                                   BUSINESS SEGMENT RESULTS

UNIVERSAL STAINLESS & ALLOY PRODUCTS SEGMENT
                                              For the Quarter Ended            For the Year Ended
                                                   December 31,                    December 31,
                                                2008         2007              2008          2007
                                                ----         ----              ----          ----
     NET SALES

Stainless steel                            $   36,233    $   21,524      $   121,612      $  108,535
Tool steel                                      7,768         6,620           37,631          25,638
High-strength low alloy steel                     925         2,382            3,881          12,764
High-temperature alloy steel                      661           714            2,977           4,067
Conversion services                               296           448            1,278           1,405
Other                                             351            66            1,875             295
                                              -------       -------         --------        --------
                                               46,234        31,754          169,254         152,704
Intersegment                                    6,880        11,614           37,384          49,858
                                              -------       -------         --------        --------

    Total net sales                            53,114        43,368          206,638         202,562
Material cost of sales                         32,215        23,386          114,930         106,456
Operation cost of sales                        17,375        14,730           68,415          67,286
Selling and administrative expenses             1,673         2,034            7,613           8,345
                                              -------       -------         --------        --------

    Operating income                       $    1,851    $    3,218      $    15,680      $   20,475
                                              =======       =======         ========        ========


DUNKIRK SPECIALTY STEEL SEGMENT

                                              For the Quarter Ended            For the Year Ended
                                                   December 31,                    December 31,
                                                2008         2007              2008          2007
                                                ----         ----              ----          ----
     NET SALES

Stainless steel                            $    8,107    $   12,496      $    50,610      $   55,693
Tool steel                                        119           677            1,415           2,481
High-strength low alloy steel                   1,502         3,698            8,055          13,128
High-temperature alloy steel                    1,017           866            4,954           5,250
Conversion services                               131           136              663             606
Other                                              30             6              155              74
                                              -------       -------         --------        --------
                                               10,906        17,879           65,852          77,232
Intersegment                                      492           817            3,712           4,493
                                              -------       -------         --------        --------

    Total net sales                            11,398        18,696           69,564          81,725
Material cost of sales                          8,031        11,531           44,215          47,905
Operation cost of sales                         3,843         3,953           18,465          17,404
Selling and administrative expenses               851         1,053            3,472           3,693
                                              -------       -------         --------        --------

    Operating (loss) income                $   (1,327)   $    2,159      $     3,412      $   12,723
                                              =======       =======         ========        ========





                              CONSOLIDATED BALANCE SHEET

                                                     December 31,    December 31,
                                                         2008            2007
                                                         ----            ----
     ASSETS

Cash                                                $    14,812     $    10,648
Accounts receivable, net                                 33,057          27,501
Inventory                                                63,222          65,572
Other current assets                                      8,239           5,537
                                                      ---------        --------

    Total current assets                                119,330         109,258
Property, plant & equipment, net                         62,626          54,271
Other assets                                                988             767
                                                      ---------        --------

    Total assets                                    $   182,944     $   164,296
                                                      =========        ========

     LIABILITIES AND STOCKHOLDERS' EQUITY

Trade accounts payable                              $    19,350     $    13,983
Outstanding checks in excess of bank balance                540           2,064
Accrued employment costs                                  3,795           5,307
Current portion of long-term debt                           403             383
Other current liabilities                                   421           1,600
                                                      ---------        --------

    Total current liabilities                            24,509          23,337
Long-term debt                                            1,046           1,453
Deferred taxes                                           11,689           9,904
                                                      ---------        --------

    Total liabilities                                    37,244          34,694
Stockholders' equity                                    145,700         129,602
                                                      ---------        --------

    Total liabilities and stockholders' equity      $   182,944      $  164,296
                                                      =========        ========



                       CONSOLIDATED STATEMENT OF CASH FLOW DATA

                            For the Year Ended December 31,

                                                            2008            2007
                                                            ----            ----
Cash flows provided by operating activities:
  Net income                                             $   13,950      $  22,504
  Adjustments to reconcile to net cash
    provided by operating activities:
      Depreciation and amortization                           4,167          3,731
      Loss on retirement of fixed assets                        402             40
      Deferred tax increase                                     558            253
      Stock based compensation expense                          838            427
      Tax benefit from share-based payment
        arrangements                                           (529)          (958)
  Changes in assets and liabilities:
      Accounts receivable, net                               (5,556)         5,807
      Inventory                                               2,350            447
      Trade accounts payable                                  5,367            860
      Accrued employment costs                               (1,512)         1,186
      Other, net                                             (2,365)          (674)
                                                           --------        -------
Cash flow provided by operating activities                   17,670         33,623
                                                           --------        -------
Cash flow used in investing activities:
  Capital expenditures                                      (12,905)        (8,782)
                                                           --------        -------
Cash flow used in investing activities                      (12,905)        (8,782)
                                                           --------        -------
Cash flows used in financing activities:
  Revolving credit net repayments                                -          (8,392)
  Long-term debt repayments                                    (387)        (9,364)
  Net change in outstanding checks in excess
    of bank balance                                          (1,524)        (1,363)
  Proceeds from issuance of common stock                        781          1,059
  Tax benefit from share-based payment
    arrangements                                                529            958
                                                           --------        -------
Cash flow used in financing activities                         (601)       (17,102)
                                                           --------        -------

    Net cash flow                                        $    4,164      $   7,739
                                                           ========        =======
